Exhibit 5.1

Dentons US LLP 2000 McKinney Avenue Suite 1900 Dallas, TX 75201-1858 United States

May 16, 2018

American Campus Communities, Inc. American Campus Communities Operating Partnership LP 12700 Hill Country Blvd., Suite T-200 Austin, Texas 78738

Ladies and Gentlemen:

We are acting as special counsel to American Campus Communities, Inc., a Maryland corporation (the “Company”), and American Campus Communities Operating Partnership LP, a Maryland limited partnership (the “Operating Partnership”), in connection with the issuance and sale by the Company from time to time of shares of common stock, par value $0.01 per share, having an aggregate offering price of up to $500,000,000 (the “Shares”) pursuant to the prospectus supplement dated May 16, 2018 (the “Prospectus Supplement”) supplementing the prospectus dated May 15, 2018 (the “Base Prospectus”) that forms part of the Company’s and the Operating Partnership’s Registration Statement on Form S-3 (File Nos. 333-224947 and 333-224947-01) (the “Registration Statement”) filed by the Company and the Operating Partnership with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are to be sold from time to time pursuant to four separate Equity Distribution Agreements, dated May 16, 2018 (the “Distribution Agreements”), between the Company and the Operating Partnership, on one hand, and each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and KeyBanc Capital Markets Inc., on the other hand.

We are delivering this opinion to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, in connection with rendering this opinion, we have examined originals, certified copies, or copies otherwise identified as being true copies of the following:

(a)	the Articles of Incorporation of the Company and the Bylaws of the Company, each as amended,

(b)	the Certificate of Limited Partnership and the Amended and Restated Partnership Agreement of the Operating Partnership, each as amended,

(c)	the Articles of Organization and the Operating Agreement of American Campus Communities Holdings LLC, a Maryland limited liability company and the general partner of the Operating Partnership, each as amended,

(d)	the Base Prospectus and the Prospectus Supplement,

(e)	the Registration Statement,

(f)	each of the executed Distribution Agreements and

American Campus Communities, Inc. American Campus Communities Operating Partnership LP May 16, 2018 Page 2	dentons.com

(g)	resolutions of the Board of Directors of the Company dated February 28, 2018 and May 2, 2018 (collectively, the “Resolutions”).

In addition, we have examined originals or copies authenticated to our satisfaction of such corporate records, certificates of officers of the Company and public officials, and other documents as we have deemed relevant or necessary in connection with our opinions set forth herein. We have relied, without independent verification, on certificates of public officials and, as to questions of fact material to such opinions, upon the representations of the Company set forth in the Distribution Agreements, certificates of officers and other representatives of the Company and factual information we have obtained from such other sources as we have deemed reasonable. We have assumed without investigation that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter. We have not independently verified the accuracy of the matters set forth in the written statements or certificates upon which we have relied, nor have we undertaken any lien, suit or judgment searches or searches of court dockets in any jurisdiction. We have also assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of all documents examined by us.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of the Shares pursuant to the Distribution Agreements: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity, legally binding character or enforceability thereof; and (ii) the Articles of Incorporation of the Company, as currently in effect, will not have been modified or amended and will be in full force and effect.

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations, and exceptions stated herein, we are of the opinion, having due regard for such legal considerations as we deem relevant, that:

1.	The Shares have been duly authorized for issuance by the Company.

2.	The Shares, when issued and delivered by the Company in exchange for payment of the consideration therefor in accordance with the terms of the Distribution Agreements and the Resolutions, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland and the federal laws of the United States of America.

We hereby consent to the use of our opinion as an Exhibit to the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and to all references to our firm included in or made a part of the Prospectus Supplement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated by the SEC.

Very truly yours,

/s/ Dentons US LLP

DENTONS US LLP